Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-232515) of Office Properties Income Trust
(2)Registration Statement (Form S-8 No. 333-191094) pertaining to the 2009 Incentive Share Award Plan of Office Properties Income Trust
(3)Registration Statement (Form S-8 No. 333-238709) pertaining to the amended and restated 2009 Incentive Share Award Plan of Office Properties Income Trust
of our report dated February 20, 2020, with respect to the consolidated financial statements and schedule of Office Properties Income Trust included in this Annual Report (Form 10-K) of Office Properties Income Trust for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 19, 2021